Exhibit 99.1

Force Protection Inc.

Fourth Quarter and Fiscal Year End 2008 Conference Call

March 16, 2009

Operator:                                              Greetings, and welcome to the Force Protection Inc. Fourth Quarter and Fiscal Year End 2008 Conference Call.  At this time all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Mr. James Palczynski of ICR.  Thank you, Mr. Palczynski.  You may begin.

James Palczynski:                              Good afternoon and thank you for joining us.  Before we get started with this afternoon’s conference call I would like to read the company’s Safe Harbor language.

Certain statements in today’s call contain forward-looking statements that are not historical facts, including statements about beliefs and expectations.  These statements are based on beliefs and assumptions of Force Protection’s management and on information currently available to management.  These forward-looking statements include among other things the growth and demand for our vehicles, including the tactical support vehicle, the Force Armor kits, and the M-ATV Cheetahs, the plans and expectations regarding Force Dynamics, our ability to develop new technologies and products and the effectiveness of these technologies and products, the execution of our business strategy and strategic transformation, including ability to right-size our manufacturing base, diversify the range of product offerings, and utilize world class partners, the timing to file our 2008 annual report on Form 10-K, and our expected financial and operating results, including revenues and cash flow for future periods.

Forward-looking statements speak only as of the date they are made and we undertake no obligation to update any of them publicly in light of new information or future events.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include but are not limited to the ability to effectively manage the risks in our business, the ability to develop new technologies and products, and the acceptance of these technologies and products, the ability to obtain new orders for its vehicles and products, the impact of the rate of operations in Iraq, timing and nature for financial resolution of our previously disclosed accounting issues, our ability to identify and remedy its internal control weakness and deficiencies, and other risks and factors and cautionary statements listed in our periodic reports filed with the SEC, including the risks set forth in our annual report on Form 10-K for the year ended December 31, 2007, and the quarterly report for the period ended September 30,

Though ViaVid Communications has used commercially reasonable efforts to produce this transcript, it does not represent or warrant that this transcript is error-free. ViaVid will not be responsible for any direct, indirect, incidental, special, consequential, loss of profits or other damages or liabilities which may arise out of or result from any use made of this transcript or any error contained therein.

2008.  Thank you, and I’d like to now turn the call over to Michael Moody, Force Protection’s Chief Executive Officer.

Michael Moody:                                  Thank you, James.  Welcome, everyone.  Good afternoon and thank you for joining us to review our fourth quarter and fiscal year end 2008 results.  With me on the call today are Charlie Mathis, our Chief Financial Officer, and Damon Walsh, Force Dynamics Program Director.

Today I’d like to make some introductory remarks and then ask Charles Mathis to discuss the financial results for the fourth quarter and the whole of 2008.  Following that Damon Walsh will discuss our Force Dynamics M-ATV submission with General Dynamics Land Systems.  I’ll conclude this part of the call with comments about the strategic direction of Force Protection as we move to a broader range of products and a broader range of customers.  And of course we’ll open up the call to your questions.

2008 was a year of transformation and a year of achievements for Force Protection.  We built a solid foundation to enable us to move forward.  The transformation is far broader than the financial picture that Charlie will discuss.  There are many achievements in 2008 which will be reflected in a stronger, more capable Force Protection and will translate into financial results going forward.  I will briefly cover those after Charlie’s comments.

Before I ask Charlie to speak I’d just like to quickly address the fact that we have not released our 2008 10-K.  We have released unaudited numbers and filed for an extension of the 2008 10-K.  As I believe you know, in the last few days of 2008 the SEC advised us of a requirement to re-audit our fiscal 2006 financials.  These financials must be included as part of our fiscal 2008 10-K.

This requirement arose from issues with Jaspers and Hall, who were our auditors in 2006.  We actively sought a waiver from this re-audit requirement.  However, we did not prevail and we are now having the re-audit done.  While we believe our 2008 numbers are accurate, we will not receive an audit opinion until we are done with the 2006 process.  We currently expect that will be completed before the end of this month.

I’d now like to turn the call over to Charlie to discuss the financials.

Charles Mathis:                                  Thank you, Michael, and good afternoon to everyone.  For the fiscal year ended December 31, 2008 net sales grew 49% to $1.3 billion versus $891 million in fiscal 2007.  Gross profit margins for the year increased by 1.6 percentage points for 2008 versus 2007.  This related to higher profit margins on sales of spare parts and logistics, productivity efficiencies, lower write-downs of inventory, and purchase commitments, partially offset by increased GDLS sub-contract activity in which we recognized minimal gross profit in 2008 and zero gross profit in 2007.

For the full year ended December 31, 2008 operating income was $68.5 million versus the fiscal 2007 levels of $5.8 million.  Earnings per diluted share for fiscal 2008 were $0.69 on net income of $46.9 million versus $0.11 per diluted share on net income of $7.7 million in fiscal 2007.  For the fourth quarter sales decreased 46% to $239.1 million from $400.4 million in the same period in 2007.  The decline in revenues was primarily the result of lower shipments associated with the MRAP program.  We delivered 259 Cougar and Buffalo vehicles in the fourth quarter of 2008 versus 855 Cougar and Buffalo vehicles in fourth quarter of 2007.  Buffalo sales were down from 29 units in the fourth quarter of 2007 to 10 in the same period in 2008 as we continue to transition to the new A2 model which has caused a temporary interruption in the pace of new vehicle shipments.  This will affect Buffalo volume again in the first quarter of 2009.

However, revenues related to spare parts and logistics increased to $97.7 million in the fourth quarter of 2008 compared to $27.5 million in the fourth quarter of 2007.  As we have previously discussed, spare parts and logistics include spare parts, field service and support, training, sales of Force Armor external ballistic kits, of which there were minimal sales in 2008, ILAV services, and sales related to the modernization of the existing fleet.  For 2008 we generated $254 million of net sales from spare parts and logistics compared to $91 million in 2007.  Although we don’t expect substantial decreases from this level in 2009, a draw-down in activity in Iraq could have an impact.  We currently have over 200 Force Protection employees deployed, waiting to be deployed as field service representatives overseas.

Gross profit margins were 15.6% in the fourth quarter, an increase of 6.3 percentage points from 2007.  The higher gross profits are due to increased manufacturing efficiencies, the higher number of vehicles produced under the GDLS work-share agreement in 2007 at zero gross margin, as well as the higher mix of spare parts and logistics in 2008.  In addition, there was approximately 20 million of inventory and purchase commitment write-downs in fourth quarter 2007.

For the quarter total G&A expenses were $20 million compared to $27.9 million in 2007.  We are controlling expenses related to professional services but G&A costs will increase significantly in Q1, 2009 due to the costs associated with the re-audit of 2006.  Research and development expenses during the quarter were $4.1 million versus $3.2 million in year-ago quarter.  This increase was primarily associated with the work done on M-ATV and Wolfhound vehicles, as well as for a variety of other ongoing projects.

Operating income was $13.2 million, an improvement of $3.3 million from last year.

Our full year effective tax rate of 32.6% contributed to our fourth quarter results.  This year we formed a completely new tax team made up of professional experts who have done a wonderful job for us in this area.  We benefitted from their work on R&D tax credits and other deductions and tax incentives.  I’m very pleased with the efforts of the team in this area.

We generated net income of $11.2 million which translated to $0.17 per fully diluted share.  That compares to $8.3 million or $0.12 per share in 2007.  We generated $36.4 million in cash flows from operating activities in 2008 compared to a cash use of $9.1 million in 2007, a $45.5 million improvement year-over-year.

Now looking at the balance sheet you’ll see a continuing improvement in the strength and quality of the balance sheet.  Shareholder’s equity rose to $278 million, which included retained earnings of $21.3 million compared to an accumulative deficit of $25.6 at the end of 2007.  Inventories decreased to $88.5 million from $140.6 in 2007.  Accounts payables decreased to $47.1 million from $146.5 million, a reduction of nearly $100 million.  Cash ended the year at $111 million.

I would also like to highlight a couple items related to the balance sheet.  As you can see we have almost no short-term or long-term debt and the company has no defined benefit pension plan and therefore no pension funding requirements.  Finally, we have a $40 million credit facility extending to April 2010 that has not been used.  With that, I’ll turn it back over to Michael.

Michael Moody:                                  Thank you, Charlie.  Financially we had a good 2008.  We do not expect the same revenue levels in 2009, and we do have a number of challenges in the first quarter of 2009.  We’re moving beyond the surge of revenues around MRAP and the business is changing.  We certainly see revenues in 2009 from Buffalo, Cougar variants, and the Cheetah is an excellent offering for the M-ATV solicitation.

However, revenues will be more broadly based on upgrades and enhancements and service and support.  I should also point out that as we move through the transformation of Force Protection we expect that revenues and results will be somewhat uneven.  However, we’re very focused on ensuring our cost structure is appropriate for the revenues that we generate. I think you saw that in 2008.

Just a few further comments on 2008.  Aside from the financial results I believe that the business has materially improved across all aspects.  Force Protection made significant progress in meeting our compliance obligations in 2008.  With new auditors we filed the 2007 10-K and met our obligations to NASDAQ.  We’re also a long way along the path of meeting our US government financial capability and systems requirements.  We still need to complete the re-audit of 2006 as I mentioned earlier, remediate the remaining material weaknesses, and meet all of our US customer requirements.  But great progress has been made.  From an organizational point of view, we were successful in transforming management in this organization without disrupting our regular business activities.

I’d also like to talk about the improvements in the business, our operations and business efficiencies.  In 2008 and continuing this year we are successfully realizing significant manufacturing improvements at a time of general reductions in the headcount.  For example, we’ve reduced Cougar fabrication hours from 1,000 hours to less than half of that number per capsule.  We no longer rely on high cost contract welders.  There’s been an emphasis on lean manufacturing and quality, fit and finish across the company.  With all these activities and our other cost advantages, Force Protection is emerging as an extremely cost competitive manufacturer.  There’s been a real emphasis on reaching out to our customers.  Some of the highlights in this area including establishing a Washington, D.C. office and maintaining regular, senior level customer dialogue.  We now have Force Protection employees at Quantico and TACOM, and have established a Detroit office as a face to General Dynamics and to TACOM.

During 2008 we moved significantly forward in evolving and developing our vehicles.  You can see that in the M-ATV Cheetah, which has been enhanced to meet all the key requirements the government has set out.  The A2 Buffalo is also a substantially improved vehicle over the A1, as is the Cougar IS, our independent suspension Cougar.  During 2008 we also developed the Wolfhound variant of the Cougar 656 and expect to receive an order from the UK Ministry of Defense for this vehicle.

In summary what’s been achieved by the new management team is notable for the scope of change and the speed of change.  I see this as moving the organization forward in product evolution, customer relations, culture change, and financial efficiency all while we were riding the ship.  This places Force Protection in an excellent position to capitalize on the opportunities currently before us, but also to grow and develop Force Protection as a company with a broader range of customers and a broader range of products.

I’m going to give you a better window into the future of Force Protection in a few moments.  But first I’d like to ask Damon Walsh, who now heads up our joint venture with General Dynamics, to talk about the M-ATV program, which I know is of great interest to many of you.  Damon?

Damon Walsh:                                    Thanks, Michael, and welcome everyone.  Just to establish a common baseline of understanding, Force Dynamics is our joint venture with General Dynamics.  We formed the organization in late 2006 and while it’s performed very well for the MRAP program in many ways it behaves more in a prime sub-contractor fashion than as a true joint venture.  We now want to re-energize our efforts to do all we can to ensure Force Dynamics is a value added organization for all of our stakeholders including customers, our employees, and our shareholders.  Through Force Dynamics we are competing for the MRAP all-terrain vehicle, or M-ATV program.  This represents a substantial opportunity for us and I believe although there is strong competition, that we are well positioned to be a contender in this critical program.  We submitted our proposal on January 12th, delivered two production representative vehicles or PRVs on February 23rd, and received a $1 million contract award for those two vehicles on March 11th.

The customer plans—the customer plan is to select up to five contractors to be awarded IDIQ contracts on or about March 23rd and we expect to be one of those five.  We will then be required to deliver three more PRVs no later than three days after the award, so it should be on or about March 26th.  This will be followed by an opportunity to update all aspects of our proposal, in other words our production plan, technical proposal, and our price, no later than the 30th of April.  The customer will finish evaluating vehicles and proposals and then plans to select at least one offer to receive production contracts in the latter part of May.

Force Dynamics has developed and is executing a campaign plan focused on highlighting the benefits of Force Dynamics as an entity that brings the best of two worlds together in a synergistic and complementary fashion.  Specifically, the leadership of Force Dynamics and its parent companies, along with our—will use targeted visits and advertising resources in Washington to solicit support and provide visibility to the benefits of a Force Dynamic selection in all forums, including political, DOD and service leadership in the Pentagon, service schoolhouses, and buying command leadership.  The aim is to demonstrate that selecting Force Dynamics provides for a well developed infrastructure in areas of engineering, logistics, field support, production that provides the most survivable solution that can be produced efficiently and effectively.  It also enables the department to keep critical skills and a warm industrial base available for future work on the more than 3,500 Cougars and Buffalos already in the field, as well as to respond to future demands for these vehicles.

Finally, at a time when it’s abundantly clear our nation is seeking to boost economic conditions across the country, selecting Force Dynamic provides for thousands of skilled jobs in areas to include Michigan, North Carolina, South Carolina, Alabama, not to mention the hundreds of vendors in our supply base all over the country.  In short the selection of Force Dynamics for the M-ATV provides a vehicle solution that is spot on and combines the best of design coupled with our substantial experience performing successfully in combat.  It provides a proven production approach that at the height of the original MRAP program was the only enterprise delivering ahead of schedule, and it maintained skills that are critical to the defense industrial base.

I’d like to highlight that beyond the M-ATV, Force Dynamics continues to work closely with our customers on the existing MRAP program to provide visibility and planning into the long-term future of the Cougar fleet of vehicles through modernization, upgrades, and re-manufacturing programs in this year and in the out years.  We are in the process of working on several upgrade initiatives involving engineering change proposals to be incorporated into vehicles.  One example is the suspension upgrade to the existing Cougar fleet.  In addition, we’re working on establishing a Cougar accelerated modernization or CAM program aimed at providing visibility into the long-term efforts to capitalize on a substantial investment the US government has made in this valuable fleet of life saving vehicles.  I’d like to thank you and with that I’d like to return this to Mr. Moody.  Michael?

Michael Moody:                                  Thank you very much, Damon.  As we strengthen this relationship between Force Protection and General Dynamics, we’re very focused on bringing the best of both companies together.  In this way we deliver to our customer the highest quality and most suitable vehicles, an aggressive but low-risk production schedule, value for money, and strong total life cycle support.

Historically we had delivered separately.  Now we are together focused on the customer and focused on achieving the best results for both Force Protection and General Dynamic shareholders.  I mentioned our vision for Force Protection earlier, our company with a broader range of customers and a broader range of products.  We are executing our strategic plan which is moving us down this path.

We’re intent on leading the development of survivability solutions.  Force Protection’s primary competitive advantage is in its ability to anticipate emerging trends and innovate the survivability product and technologies that will address those trends.  Our plan is designed to diversify and intensify our research and development efforts, improve our speed to market with new products, create a wider product portfolio, and enhance our ability to offer service and support and consistent enhancements for the products we design and deliver.  At the same time we intend to maintain our direct manufacturing capability at a level that is sustainable and that does not require large capital investment.  We have strong partners and relationships that allows to surge production, providing low risk aggressive production when required by our customers.  In this way we will be in a position to deliver value to our customers, to our partners, and to our shareholders.

Opportunities to broaden our business are coming from our own research and development activities.  Force Armor is a good example of the product diversification we can achieve.  Further, substantial development activity is underway at our research and development facility in Summerville, South Carolina, and also at our blast and ballistic test range in Edgefield, South Carolina.  We expect a flow of new products and product developments to come from these activities.

We also see substantial opportunity from Force Protection in working and partnering with commercial business organizations and educational institutions.  We have our partnership with General Dynamics and work closely with NP Aerospace in the United Kingdom. These relationships will develop and we see opportunities to work with other companies, particularly in expanding our product offerings.  As many of you know, we have a strong relationship with the Medical University of South Carolina, where our center for brain research is in place.  This is an extraordinarily important work given how common and debilitating brain injury is for so many war fighters.  We will continue to develop these strategic relationships with organizations that drive us to survivability solutions.  We will also seek out appropriate businesses or products that are central to our continued growth as a survivability solutions provider.

We have significant cash holdings, access to credit, and no debt.  This is a strategic point of differentiation for us, particularly given our size and we intend to take advantage of it to drive value to shareholders. I have nothing specific to disclose today, but we are hard at work on determining the best way to deploy capital to reinforce our strategy and our business.

In closing I’d like to say that we are grateful for the support and recognition of our effort that’s been shown to us by our customers, our partners, and by our shareholders over the last year.  Our mission is to build a strong, diversified and enduring business that’s a leader in the development and deployment of survivability solutions.  With your continued support we can make this vision a reality.  Thank you and we’re now ready to take your questions.

Operator:                                             Thank you.  Ladies and gentlemen, at this time we will be conducting a question-and-answer session.  If you’d like to ask a question you may press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys.  Our first question comes from the line of Chris Donaghey with SunTrust Robinson Humphrey.  Please proceed with your question.

Chris Donaghey:                                 Hi, good evening, guys.  Good quarter.  Michael, or actually maybe Charlie, first of all on the quarter itself, can you tell us what the impact of the General Dynamics partnership was on both revenue and gross profit?

Charles Mathis:                                  Well, the General Dynamics in the fourth quarter as you know, related mainly to the MRAP program and this is certainly decreasing.  I think there was a number of about 44 vehicles in the fourth quarter of ‘08.  So it wasn’t a significant impact in GD.

Chris Donaghey:                                 So would that be less than $20 million of revenue?

Charles Mathis:                                  Yes, yes.  Around that range there.

Chris Donaghey:                                 Okay, great.  And just as we think about Buffalo going into next year, obviously the transition to the A2 version impacting the fourth quarter, how should we think about the Buffalo ramp next year?  I know in the past you had mentioned getting to 10 to 15 Buffalos per month.  Do you anticipate hitting that number on a run rate basis second quarter, third quarter, fourth quarter of next year?

Michael Moody:                                  We see it in 2009 or 2010, and we see really getting to those numbers in the second quarter.  There’s a significant transition that’s taking place as we talked about.  But certainly we’re seeing with the demands not only from the US Army but we have significant interest from other customers.  But that range that we talked about before is really what we see and maybe to the higher end of that range on a monthly basis.

Chris Donaghey:                                 Okay, great.  And then just kind of finishing up along those lines, so we—that gives us pretty decent visibility into the Buffalo ramp—into the Buffalo revenue stream for next year.  And obviously we’re coming off a very strong support and sustainment services revenue for 2008.  How should we be thinking about this services revenue for 2009?

Michael Moody:                                  Charlie will obviously comment on it, but I think that Charlie had made the point that we haven’t really seen it that significantly different to 2008.

Charles Mathis:                                  Right.  We’re not seeing a decrease in the demand so far.  As we mentioned, if there’s a draw-down in activity in Iraq it could affect us but currently we’re not seeing a decrease in that activity.

Chris Donaghey:                                 Okay, great.  And then just one last question.  On the Cougar remanufacture program, we’ve seen some notices come through the federal business opportunities website about suspension kit upgrades, and now we’re hearing about this, the CAM program, the Cougar accelerated modernization.  How do those two work together if they work together, and what should we expect from a monthly volume perspective and a timeline into better visibility into those programs?

Michael Moody:                                  I think the best way to think about this is, at least at this stage, to put them into two separate compartments, and I think the closer visibility is around the suspension upgrades.  We certainly believe that there is likely to be significant activity around suspension upgrades relatively quickly.  It’s within weeks or month or so, we could see some significant activity there.

In terms of the CAM program, that’s still being discussed and it’s more likely late 2009 into 2010 event.  But we believe that both of those activities have the prospect of developing significant revenues for us.  Just the suspension upgrades, many hundreds of vehicles, might be up into the thousands could be impacted by that.

Chris Donaghey:                                 Okay, great.  And if I can one more.  On the Cheetah itself, as you get, as it becomes a more mature product as we’re working through the M-ATV evaluation are you getting interest or—from potential international or foreign sales activities in the—after that particular vehicle?

Michael Moody:                                  We are.  Certainly, there has been interest in the Cheetah over a long period of time.  I think that what we now have is a much clearer definition of what the Cheetah is.  We are in lower level production of the vehicle, and that in itself and its participation in MRAP and the M-ATV MRAP is certainly creating international interest.

Chris Donaghey:                                 Okay, great.  Thanks, Michael.

Operator:                                              Our next question comes from the line of Jim McIlree with Collins Stewart.  Please proceed with your question.

Jim McIlree:                                        Thanks, good evening.

Michael Moody:                                  Good evening, Jim.  How are you?

Jim McIlree:                                        I’m terrific. Thank you.  Could you share with us the backlog by category and units at the end of Q4 ‘08, please?

Charles Mathis:                                  The total number of backlog, there was 209 in the vehicle backlog 12/31/08.  Related to Buffalo, I think there was 69.  There was the UK, from the Cougar side there was UK Ridgeback Canadian.  There was UK Mastiff, and there was a small portion of the LRIP 13 backlog for vehicles, a total of 209.

Jim McIlree:                                        Okay, and so is there any, are all of the MRAP deliveries complete now?

Charles Mathis:                                  Yes, they were substantially complete as of 12/31/08, the MRAP.

Michael Moody:                                  Have been completed.

Jim McIlree:                                        Okay, and subsequent to quarter-end you completed the rest.

Michael Moody:                                  Correct.

Jim McIlree:                                        Okay.  And the TSV, is that in the—it didn’t sound like it’s in the backlog but I just wanted to make sure that’s not—

Charles Mathis:                                  It is not in the backlog.  The TSV Wolfhound is not.

Jim McIlree:                                        And you still need a definitive, definitized contract on that, correct?

Michael Moody:                                  We still need the contract on that, yes.  We’re in active discussion with the UK MoD but we do not have a contract.

Jim McIlree:                                        I think to the prior question you said that you could get to 15 Buffalo, or at the high end of that 10 to 15 range.  Did you put a timeframe on that?  Did you say by Q2 ‘09 or did you—or not.

Michael Moody:                                  I think the question Chris had asked is whether we would get to the 10 to 15 range in the second quarter and certainly we believe that’s the case, and maybe towards the end of the second quarter we can get to the high end of that range.

Jim McIlree:                                        Okay, great.  And the 44, Charlie, you mentioned 44 units related to GD.  Was that the MRAP deliveries or GD share of the MRAP deliveries?

Charles Mathis:                                  That was, that was GD share of the MRAP deliveries.  Those were the final deliveries that they made in the quarter.

Jim McIlree:                                        And then the last one is actually the different—one question but different parts.  Headcount at the end of the quarter, and then are you done?  Is this, are you done with the cost cutting and this is kind of the go forward op ex level or is there more to come?

Michael Moody:                                  The first part of the question, the headcount at the end of 2008 was slightly less than 1,200.  I think the actual number is 1,183.  And regard to the second question, I think I said to our shareholders before and certainly I’ve said it within this company as well, it’s very important that we have, that our expenses are appropriate to the revenues that we have.  It is one of the key parts in our expenses obviously is the labor expense.  We take the view with our labor expense that we need to ensure that we have the appropriate labor for the contracts we have that we’re delivering on and the contracts we recently expect to win.  So what we are doing here is we are saying that there is a core competency and core skill here that we want to ensure that we don’t lose, and we will always recognize that, but we’re also very clearly focused on saying if the business volume is not there or the production is not there then we would need to review the numbers again.

Jim McIlree:                                        And when you’re looking at how to structure the business to the appropriate, you call it the appropriate level, is that driven by a margin goal or something else?

Michael Moody:                                  We have a view that we need to be, we need to see our profitability and we look at what our competitors’ margins are and we certainly want to be at competitive levels with them.  And so we look at that, but the other aspect that is happening here, and I mentioned it in my comments, is that we have made some significant enhancements in productivity.  So to one hand we’re looking at what are the margins and what are we trying to get to in terms of headcount, but we’re also achieving a lot of our results by doing a lot of the things we do with this company on a more efficient basis.  So it’s a combination of both things, Jim.

Jim McIlree:                                        Okay, great, thank you.

Michael Moody:                                  Thank you.

Operator:                                              Ladies and gentlemen, as a reminder it is star, one to ask a question.  Our next question comes from the line of Joe Maxa with Dougherty and Company.  Please proceed with your question.

Joe Maxa:                                              Thank you.  Can you give us an idea of what your backlog and your parts and services going into ‘09?

Charles Mathis:                                  Absolutely.  The backlog is not significantly different from the backlog going into 2008 from the 12/31/07 backlog.  We’re—that’s why we, again, haven’t seen a decrease in the demand for the backlog.  We don’t actually publish the backlog number.  One of the reasons is we have an enormous amount of not-to-exceed contracts that we didn’t negotiate, and given the backlog number would, may be a bit misleading there.  But the level of activity again in the spares and logistics is what we see is similar to the full year 2008, is what we’ve seen.

Joe Maxa:                                              Is that based on your current, what we’ll call, backlog, or activity that you’re expecting to come?

Michael Moody:                                  It’s a combination but there is a significant amount of backlog that we have going into 2009.  So there is already a reasonably significant backlog there.  We have over 200 field service representatives in place. There are orders for ForceArmor which are being delivered on in 2009.  So it’s a combination of all of those.  There is a reasonably significant part.  The revenues we expect to generate in this area were already in backlog at the beginning of the year.

Joe Maxa:                                              Right, so new orders for ForceArmor or independent suspension could be upside to what you’re talking about.

Michael Moody:                                  Yes.

Charles Mathis:                                  Yes, we do have at the end of ‘08 we have 40 million of backlog for ForceArmor.

Joe Maxa:                                              Right.

Charles Mathis:                                  ‘07.

Joe Maxa:                                              When are you expecting that Wolfhound order to come?  We were looking for it at the end of December and it seems like it’s dragging on here.  What is your current thought?

Michael Moody:                                  It’s taking a little bit longer than we expected.  It’s, were negotiating this contract a little bit differently in that we’re looking at a direct commercial sale here and not a FMS sale.  It has taken a little bit longer than we expected but we think it’s going to move ahead pretty quickly now.  It’s on the horizon.

Joe Maxa:                                              And on the Buffalo side, on the Buffalo, when you’re at the 10 to 15 per month what do you foresee or how long you can produce at that level as indications that there’s interest for the Buffalo?  Two years, three years?

Michael Moody:                                  We’re taking the view that that’s a three to five year timeframe.

Joe Maxa:                                              Okay.  And what is your outlook for your effective tax rate for 2009?

Charles Mathis:                                  I would say we’re looking at effective tax rate not substantially different from where we are now.

Joe Maxa:                                              So 32%?

Charles Mathis:                                  Right.

Joe Maxa:                                              Okay.  And just a couple other items.  Gross margins, can you give us what your thinking would be for fiscal year ‘09?

Charles Mathis:                                  Well, we make slightly higher margins on the spares and sustainment logistics portion than we do in just pure vehicle sale.  So we’re looking to increase the gross margins in 2009, although some of these are sole-source contracts in which we have the same costing and pricing criteria for the vehicles.  So we do see a slightly increased gross margin, but it won’t be substantial, at this point in time.

Joe Maxa:                                              And last thing on your operating expenses, what should we be looking for in Q1 and then the rest of the year?

Charles Mathis:                                  Well Q1, we’re going to have the effects of this 2006 re-audit, which there has been an extreme amount of effort gone into this.  And so we look for those expenses to be higher related to that.  I think ongoing though we are trying to control these expenses, the professional services.  And I think those were trending down for the fourth quarter but unfortunately for first quarter it looks like it’s going to be higher.

Joe Maxa:                                              So you think the Q1 total operating expenses will be above Q4 levels, is that what I understood?

Charles Mathis:                                  Yes.

Joe Maxa:                                              And will you get down to, can you get down to the $20 million range, or what would do you think would be a bottom?

Charles Mathis:                                  Well we’re continuing to drive cost and control the costs in those areas there.  So we believe it can be below $20 million.  There is a lot of effort required there, but certainly we’d target below $20 million.

Joe Maxa:                                              By the end of the year.

Charles Mathis:                                  Yes, yes.

Joe Maxa:                                              Okay. Thank you very much.

Michael Moody:                                  Thank you.

Operator:                                              There are no other questions in the queue at this time.  I would like to hand it back over to management for closing comments.

Michael Moody:                                  Thank you very much.  Thank you everyone for joining us on the call today.  We really appreciate you participating and having the opportunity to ask questions, and we look forward to talking to you again next quarter.  Thank you very much.

Operator:                                              Ladies and gentlemen, this does conclude today’s teleconference.  Thank you for your participation.  You may disconnect your lines at this time.